Exhibit 99.1

CONTACT | Eric Ryan
212.656.2411
eryan@nyx.com

NYSE Arca Options to Begin Trading Options on SPDR® Gold Trust

New York, June 2, 2008 –NYSE Euronext (NYX) and World Gold Trust Services LLC, a wholly-owned subsidiary of the World Gold Council today announced that the U.S. Securities and Exchange Commission (SEC) and the U.S. Commodity Futures Trading Commission (CFTC) approved the launch of options contracts on the SPDR® Gold Trust (NYSE Arca: GLD). Effective Tuesday, June 3, 2008, NYSE Arca Options will begin trading options on GLD. This is the first U.S. option offering for a commodity-based exchange-traded product.

“It has been our privilege to work with the World Gold Council since listing SPDR Gold Trust in 2004 as a first-of-a-kind product that underscores our collective commitment to raising the profile of gold as an investment alternative,” said Lisa Dallmer, Senior Vice President, ETFs and Indexes, NYSE Arca.

“We are delighted that options on the SPDR Gold Trust have been approved by the SEC and CFTC,” said James Burton, CEO of World Gold Council, sponsor of the SPDR Gold Trust. “At a time when interest in gold is at a high, this announcement comes as good news for investors and marks another important step in the success story of GLD.”

Ed Boyle, Senior Vice President, NYSE Arca Options added, “Participating in another first by trading options on GLD demonstrates NYSE Euronext’s commitment to helping our issuers bring innovative products to the broadest market possible and fits well with our investor friendly price-time priority options market model.”

Launched by World Gold Trust Services in November 2004, SPDR Gold Trust, the first U.S. commodity-based exchange traded security, has emerged as one of the fastest growing exchange traded products. State Street Global Markets, LLC serves as marketing agent for GLD. As of May 29, 2008, assets under management in the SPDR Gold Trust totaled approximately $16.96 billion (597.73 tonnes), making it the sixth largest US ETF by assets.

About World Gold Trust Services, LLC.

World Gold Trust Services, LLC is a wholly owned subsidiary of the World Gold Council (WGC) which is a commercially-driven marketing organization that is funded by the world’s leading gold mining companies. A global advocate for gold, the WGC aims to promote the demand for gold in all its forms through marketing activities in major international markets. For further information, visit www.gold.org.

About State Street Global Advisors

State Street Global Advisors, the investment management arm of State Street Corporation (NYSE: STT), delivers investment strategies and integrated solutions to clients worldwide across every asset class, investment approach and style. With $2 trillion in assets under management at March 31, 2008, State Street Global Advisors has investment centers in Boston, Hong Kong, London, Montreal, Toronto, Munich, Paris, Singapore, Sydney, Tokyo and Zurich, and offices in 27 cities worldwide. For more information, visit State Street Global Advisors at www.ssga.com.

About NYSE Euronext

NYSE Euronext (NYX) operates the world’s leading and most liquid exchange group, and seeks to provide the highest levels of quality, customer choice and innovation. Its family of exchanges, located in six countries, includes the New York Stock Exchange, the world’s largest cash equities market; Euronext, the Eurozone’s largest cash equities market; Liffe, Europe’s leading derivatives exchange by value of trading; and NYSE Arca Options, one of the fastest growing U.S. options trading platforms. NYSE Euronext offers a diverse array of financial products and services for issuers, investors and financial institutions in cash equities, options and derivatives, ETFs, bonds, market data, and commercial technology solutions. NYSE Euronext’s nearly 4,000 listed companies represent a combined $ 30.9/ € 19.8 trillion in total global market capitalization (as of April 30, 2008), more than four times that of any other exchange group. NYSE Euronext’s equity exchanges transact an average daily trading value of approximately $161.9 / €106.9 billion (as of April 30, 2008), which represents more than one-third of the world’s cash equities trading. NYSE Euronext is part of the S&P 500 index and the only exchange operator in the S&P 100 index. For more information, please visit www.nyx.com.

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The SPDR® Gold Trust has filed a registration statement (including a prospectus) with the SEC with respect to the SPDR® Gold Shares. You should read the prospectus in that registration statement and other documents the SPDR® Gold Trust has filed with the SEC for more complete information about the SPDR® Gold Trust and SPDR® Gold Shares. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternately, the SPDR® Gold Trust or any Authorized Participant in respect of the SPDR® Gold Shares will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR Gold, 30th Floor, Boston, MA 02111.

The prospectus contains material information about the SPDR Gold Trust and its Shares which is material and/or which may be important to you. You should read the entire prospectus, including “Risk Factors” before making an investment decision about the Shares.

Shareholders of the SPDR® Gold Trust do not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940 or the protections afforded by the Commodity Exchange Act of 1936. The SPDR® Gold Trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Neither World GoldTrust Services, LLC nor the Trustee of the SPDR® Gold Trust is subject to regulation by the CFTC. Shareholders do not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

The “SPDR®” trademark is used under license from The McGraw-Hill Companies, Inc. No financial product offered by World Gold Trust Services, LLC, or its affiliates is sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (“McGraw-Hill”). McGraw-Hill makes no representation or warranty, express or implied, to the owners of any financial product or any member of the public regarding the advisability of investing in securities generally or in financial products particularly or the ability of the index on which financial products are based to track general stock market performance. McGraw-Hill is not responsible for and has not participated in any determination or calculation made with respect to issuance or redemption of financial products. McGraw-Hill has no obligation or liability in connection with the administration, marketing or trading of financial products.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL McGRAW-HILL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.